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                                 EXHIBIT 99.B5

                         INVESTMENT ADVISORY AGREEMENT
                                    BETWEEN
                             TRIFLEX FUND, INC. AND
                    SECURITIES MANAGEMENT AND RESEARCH, INC.

   THIS AGREEMENT made and entered into this 30th day of November, 1989, by and between TRIFLEX FUND, INC. a MARYLAND Corporation (hereinafter referred to as the "Fund"), and SECURITIES MANAGEMENT AND RESEARCH, INC., a Florida Corporation (hereinafter referred to as the "Adviser").

   In consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

   1. Adviser shall act as investment adviser for the Fund and shall, in such capacity, supervise the investment and reinvestment of the cash, securities and other properties comprising the assets of the Fund, subject at all times to the policies and approval of the Board of Directors of the Fund.

   2. In carrying out its obligations under paragraph 1. hereof, Adviser shall:

     (a) Obtain and evaluate pertinent information about significant developments and economic, statistical and financial data, domestic, foreign or otherwise, whether affecting the economy generally or the portfolio of the Fund, and whether concerning the individual companies whose securities are included in the Fund's portfolio, or the industries in which they engage, or with respect to securities which the Adviser considers desirable for inclusion in the Fund's portfolio.

     (b) Determine what industries and companies shall be represented in the Fund's portfolio and regularly report them to the Board of Directors of the Fund.

     (c) Formulate and implement programs for the purchases and sales of the securities of such companies and regularly report thereon to the Board of Directors of the Fund; and

     (d) Take, on behalf of the Fund, all actions which appear to the Adviser necessary to carry into effect such purchase and sale programs and supervisory functions, including the placing of orders for the purchase and sale of portfolio securities.

   The Adviser, as agent for the Fund, shall keep the Fund's books of account. In compliance with the requirements of the rules and regulations of the Securities and Exchange Commission under the Investment Company Act of 1940, as amended, the Adviser hereby agrees that all records which it maintains for the Fund are the property of the Fund and further agrees to surrender promptly to the Fund any of such records upon the Fund's request. The Adviser further agrees to preserve for the periods prescribed by such rules and regulations any such records as are required to be maintained.

   3. Except for those investment-related expenses hereafter expressly reserved to the Fund, the Adviser will furnish all investment-related management, executive, administrative and operational services reasonably necessary to the Fund, either by furnishing the same directly to the Fund or by reimbursing the Fund for any such investment-related expense not so excepted but paid by the Fund. The investment-related services and materials to be furnished and paid for by Adviser include without limitation:

     (a) The services of all persons necessary to perform the executive, administrative, clerical and bookkeeping functions for the Fund's investment operations; and

     (b) Suitable office space, necessary office equipment and utilities required in connection with the Fund's investment operations.

   4.  The investment-related expenses reserved to the Fund are as follows:



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     (a)  Commissions and other expenses incidental to portfolio transactions;

     (b) The charges of the custodian for the Fund's assets (including the sums, if any, charged to the Fund by such custodian for keeping books and similar services with respect to the custodianship of such assets);

     (c) Taxes;

     (d) Related fees and expenses of the Fund's auditors, the Fund's legal counsel and counsel for the not "interested" directors; and

     (e) The fees to the Adviser set forth below in paragraph 5.

   5. As its sole compensation for the services, expenses, facilities and materials supplied to the Fund hereunder, the Fund shall pay to the Adviser an investment advisory fee for investment advice furnished pursuant to paragraphs 1. & 2. hereof.

   The advisory fee shall be computed by applying to the average daily net asset value of the Fund for each month one-twelfth (1/12th) of the annual rate as follows:

        On the Portion of the Fund's    Advisory Fee
          Average Daily Net Assets      Annual Rate
        ----------------------------    ------------

        Not exceeding $100,000,000     .750 of 1%

        Exceeding $100,000,000 but
        not exceeding $200,000,000     .625 of 1%

        Exceeding $200,000,000 but
        not exceeding $300,000,000     .500 of 1%

        Exceeding $300,000,000         .400 of 1%

      The "average daily net asset value" of the Fund for a particular period shall be determined by adding net asset values as regularly computed by the Fund at the close of business each business day during such period and dividing the resulting total by the number of business days during such period.

     The investment advisory fee for each month shall be payable as soon as practicable after the last business day of such month.

   6. Advisor is affiliated with American National Insurance Company, a Texas insurance corporation ("American National"). Adviser has entered into a contract dated January 1, 1987 with American National pursuant to which contract American National will furnish certain personnel, investment information and resources, services, equipment, materials and facilities to Adviser, some of which will or may be used by Adviser in meeting its obligations to the Fund hereunder.

   7. Any investment program undertaken by the Adviser pursuant to this Agreement, as well as any other activities undertaken by the Adviser on behalf of the Fund pursuant thereto, shall at all times be subject to the Articles of Incorporation and the current prospectus of the Fund, as well as any directives of the Board of Directors of the Fund, the Executive Committee of said Board, any other committee or committees of the Fund acting pursuant to authority of the Board, or any officer of the Fund acting pursuant to authority of the Board, or any officers of the Fund acting pursuant to like authority.

   8. In carrying out its obligations under this Agreement, Adviser shall at all times conform to:

     (a) All applicable provisions of the Investment Company Act of 1940, as amended, and any rules and regulations adopted thereunder;

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     (b)  The provisions of the Articles of Incorporation of the Fund as amended from time to time;

     (c) The provisions of the By-Laws of the Fund as amended from time to time;

     (d) The provisions of the registration statements of the Fund under the Securities Act of 1933 and the Investment Company Act of 1940, as amended from time to time; and

     (e) Any other applicable provisions of state or federal laws.

   In connection with purchases or sales of portfolio securities for the account of the Fund neither the Adviser nor any officer or director of the Adviser shall act as a principal or receive any commission other than its compensation provided for in paragraph 5. hereof.

   9. The Adviser shall not be liable for any error of judgement or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on the part of the Adviser in the performance of its duties or from reckless disregard by the Adviser of its obligations and duties under this Agreement.

   10. This Agreement shall become effective on the date set forth above and shall continue in effect until August 15, 1990. Thereafter, this Agreement will continue in effect for additional one year periods only so long as such continuance is specifically approved at least annually by the Board of Directors or by vote of a majority of the outstanding voting securities of the Fund, and in either case by the specific approval of a majority of the directors who are not parties to such contract or agreement, or "interested" persons of any such parties, cast in person at a meeting called for the purpose of voting on such approval, the term "interested" persons for this purpose having the meaning defined in Section 2 (a)(19) of the Investment Company Act of 1940, as amended.

   11. This Agreement may be terminated at any time, without the payment of any penalty, by vote of the Board of Directors of the Fund or by vote of the holders of a majority of the outstanding voting securities of the Fund, or by the Adviser, on sixty (60) days' written notice to the other party.

   12. This Agreement shall automatically terminate in the event of its assignment, the term "assignment" for this purpose having the meaning defined in Section 2 (a)(4) of the Investment Company Act of 1940.

   13. Any notice under this Agreement shall be in writing addressed and delivered or mailed postage paid to the other party, at such address as such other party may designate for the receipt of such notice. Until further notice to the other party, it is agreed that the address of the Fund and that of the Adviser for this purpose shall be One Moody Plaza, Galveston, Texas 77550.

   14. No amendment to this Agreement shall be effective until approved by vote of the holders of a majority of the outstanding shares of the Fund.

   15. This Investment Advisory Agreement is separate and distinct from, and neither affects nor is affected by, the Underwriting Agreement to be entered into between the parties hereto.

   IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate on the day and year first above written.

               TRIFLEX FUND, INC.


               By: STEVEN H. STUBBS
                   Steven H. Stubbs, President

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               SECURITIES MANAGEMENT AND RESEARCH, INC.


               By: BEN A. HOCK, JR.
                   Ben A. Hock, Jr.
                   Senior Vice President

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